Exhibit 99.4

BKV Corporation Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended June 30, 2025
(dollars in thousands, except per share data)

	BKV Corporation	Bedrock Energy Partners, LLC	Conforming and Reclassification Adjustments(1)		Financing and Acquisition Adjustments		Pro Forma Combined BKV Corporation
Revenues and other operating income
Natural gas, NGL, and oil sales	$705,884	$—	$128,262	(a)	$—		$834,146
Natural gas	—	67,695	(67,695)	(a)	—		—
Natural gas liquids	—	57,763	(57,763)	(a)	—		—
Oil	—	2,804	(2,804)	(a)	—		—
Midstream revenues	10,564	—	—		—		10,564
Derivative losses, net	(62,970)	—	(4,117)	(a)	—		(67,087)
Marketing revenues	11,558	—	—		—		11,558
Gain on sale of business	1,112	—	—		—		1,112
Section 45Q tax credits	13,929	—	—		—		13,929
Related party revenues	1,728	—	—		—		1,728
Other	11,928	385	—		—		12,313
Total revenues and other operating income	693,733	128,647	(4,117)		—		818,263
Operating expenses
Lease operating and workover	137,582	—	41,470	(a)	—		179,052
Lease operating expense	—	39,245	(39,245)	(a)	—		—
Workover expense	—	2,225	(2,225)	(a)	—		—
Taxes other than income	37,420	—	8,444	(a)	—		45,864
Production taxes	—	6,573	(6,573)	(a)	—		—
Ad valorem taxes	—	1,871	(1,871)	(a)	—		—
Gathering and transportation	228,105	—	35,245	(a)	—		263,350
Gas gathering, transportation, marketing, and procurement	—	35,245	(35,245)	(a)	—		—
Depreciation, depletion, amortization, and accretion	184,068	—	24,655	(a)	(1,750)	(b)	206,973
Asset retirement obligation accretion expense	—	1,225	(1,225)	(a)	—		—
Depreciation, depletion, and amortization	—	23,430	(23,430)	(a)	—		—
General and administrative	120,305	6,935	739	(a)	—		127,979
Incentive unit compensation	—	739	(739)	(a)	—		—
Other	28,815	—	—		—		28,815
Total operating expenses	736,295	117,488	—		(1,750)		852,033
Income (loss) from operations	(42,562)	11,159	(4,117)		1,750		(33,770)
Other income (expense)
Gains on contingent consideration liabilities	3,606	—	—		—		3,606
Earnings from equity affiliate	32,886	—	—		—		32,886
Interest expense	(24,846)	(17,541)	—		(11,148)	(c)	(53,535)
Interest expense, related party	(1,329)	—	—		—		(1,329)

	BKV Corporation	Bedrock Energy Partners, LLC	Conforming and Reclassification Adjustments(1)		Financing and Acquisition Adjustments		Pro Forma Combined BKV Corporation
Interest income	766	—	—		—		766
Other income	9,434	1,136	—		—		10,570
Gain (loss) on derivative contracts, net	—	(4,117)	4,117	(a)	—		—
Loss before income taxes	(22,045)	(9,363)	—		(9,398)		(40,806)
Income tax benefit (expense)	3,526	(65)	—		2,227	(d)	5,688
Net loss	$(18,519)	$(9,428)	$—		$(7,171)		$(35,118)
Less: net income (loss) attributable to noncontrolling interest	163	—	—		—		163
Net income (loss) attributable to BKV	$(18,682)	$(9,428)	$—		$(7,171)		$(35,281)

Net income (loss) per common share attributable to BKV:
Basic	$(0.24)						$(0.42)
Diluted	$(0.24)						$(0.42)

Weighted average number of common shares outstanding:
Basic	80,421	—	—		5,233	(e)	85,654
Diluted	80,421	—	—		5,233	(e)	85,654

(1)	Management did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma combined consolidated financial information.

Adjustments to Unaudited Pro Forma Combined Consolidated Financial Statements

(a) The following reclassifications were made as a result of the Bedrock Acquisition to conform to our presentation:

•	Reclassification of $67.7 million from natural gas, $57.8 million from natural gas liquids, and $2.8 million from oil to natural gas, NGL, and oil sales;

•	Reclassification of $4.1 million from loss on derivative contracts, net in other income (expense) to derivative losses, net in total other revenues and other operating income;

•	Reclassification of $39.2 million from lease operating expense and $2.2 million from workover expense to lease operating and workover;

•	Reclassification of $6.6 million from production taxes and $1.9 million from ad valorem taxes to taxes other than income;

•	Reclassification of $35.2 million from gas gathering, transportation, marketing, and procurement to gathering and transportation; and

•	Reclassification of $23.4 million from depreciation, depletion, and amortization and $1.2 million from accretion expenses to depreciation, depletion, amortization, and accretion.

(b) Reflects the pro forma adjustments to record the depletion and accretion expenses calculated in accordance with BKV Corporation’s depletion rate.

(c) Increase of $11.1 million was comprised of (i) $41.2 million interest expense on BKV's $500 million 5-year Senior Notes with a weighted average interest rate of 8.25% (the difference between the effective rate and the stated rate is not significant as of June 30, 2025) and (ii) $2.4 million estimated fees, less (iii) $17.5 million of interest expense on Bedrock Energy Partners' debt that is not part of the Bedrock Acquisition, and (iv) $15.0 million interest expense savings from paying down $200.0 million on the RBL balance.

(d) Income tax benefit increase of $2.7 million was comprised of (i) $2.7 million tax benefit impact on the financing and acquisition adjustments using a statutory rate of 23% and (ii) elimination of Bedrock Energy Partners' income tax expense of an immaterial amount.

(e) Reflects the issuance of 5.2 million shares of BKV Corporation’s common stock to the holders of the Bedrock Interests to partially finance the Bedrock Acquisition at $21.37 per share, for total stock consideration of $111.8 million. A $1.00 increase in BKV Corporation’s common stock price would increase the stock consideration received by the holders by $5.2 million, and a $1.00 decrease in BKV Corporation’s common stock price would decrease the stock consideration received by the holders by $5.2 million.